[ON CHAPMAN AND CUTLER LLP LETTERHEAD]

February 10, 2014

Nuveen Multistate Trust III

333 West Wacker Drive

Chicago, Illinois 60606-1286

Re:	Nuveen Multistate Trust III

Ladies and Gentlemen:

We have served as counsel for the Nuveen Multistate Trust III (the “Fund”), which proposes to offer and sell Class C shares and re-designate the current Class C shares into Class C2 shares of its series, Class C shares and the re-designation of the current Class C shares into Class C2 shares by Nuveen Georgia Municipal Bond Fund, Nuveen Louisiana Municipal Bond Fund, Nuveen North Carolina Municipal Bond Fund and Nuveen Tennessee Municipal Bond Fund, (the “Shares”) in the manner and on the terms set forth in Post-Effective Amendment No. 26 and Amendment No. 29 to its Registration Statement on Form N-1A filed on February 10, 2014 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Fund or Fund’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund’s Declaration of Trust dated July 1, 1996, the Fund’s By-Laws, the Fund’s Amended and Restated Designation of Series, the Fund’s Amended Establishment and Designation of Classes, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price not less than the net asset value per

February 10, 2014

Share and such Shares, when so issued and sold, will be validly issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-16611) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP